Board of Directors
Cadence Resources Corporation
Traverse City, Michigan

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our audit report dated December 27, 2005, on the financial statements of Cadence Resources Corporation, for the filing with and attachment to the Form 10-KSB for the year ending September 30, 2005.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

December 28, 2005